Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES SECOND QUARTER 2025 RESULTS AND RAISES THIRD QUARTER 2025 DIVIDEND

Boston, Massachusetts, August 6, 2025. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported second quarter 2025 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “For the quarter ended June 30, 2025, our combined ratio improved to 98.1% compared to 99.9% in the same period in the prior year. The 2024 results included the favorable impact of the Massachusetts Property Insurance Underwriting Association restructuring which reduced loss and loss adjustment expenses by $9.7 million and lowered the combined ratio by 3.9 points.

The year-over-year improvement in combined ratio reflects the impact of our prior year growth in policy counts and rate increases earning into top-line results, with net earned premium increasing by 14.2% for the quarter ended June 30, 2025 compared to the same period in the prior year. We also continue to see favorable results in other revenue lines, which positively impacted earnings per share of $1.95 and increased total shareholders’ equity by $44.8 million.”

Second Quarter and 2025 Results and Recent Developments

Today, our Board of Directors approved and declared an increase in the quarterly cash dividend from $0.90 to $0.92 per share on our issued and outstanding common stock payable on September 15, 2025 to shareholders of record at the close of business on September 2, 2025.

Net income for the quarter ended June 30, 2025 was $28.9 million, or $1.95 per diluted share, compared to net income of $16.6 million, or $1.13 per diluted share, for the comparable 2024 period. Net income for the six months ended June 30, 2025 was $50.8 million, or $3.43 per diluted share, compared to net income of $36.7 million, or $2.48 per diluted share, for the comparable 2024 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended June 30, 2025 was $1.45 per diluted share, compared to $1.18 per diluted share for the comparable 2024 period. Non-GAAP operating income for the six months ended June 30, 2025 was $2.74 per diluted share compared to $2.09 per diluted share for the comparable 2024 period.

Safety’s book value per share increased to $58.63 at June 30, 2025 from $55.83 at December 31, 2024 resulting from net income and increases in the value of our fixed maturity portfolio, offset by dividends paid. Safety paid $0.90 per share in dividends to investors during the quarters ended June 30, 2025 and 2024. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2024.

Direct written premiums for the quarter ended June 30, 2025 increased by $30.3 million, or 9.6%, to $345.8 million from $315.5 million for the comparable 2024 period. Direct written premiums for the six months ended June 30, 2025 increased by $61.9 million, or 10.6%, to $644.8 million from $582.9 million for the comparable 2024 period. Net written premiums for the quarter ended June 30, 2025 increased by $24.5 million, or 8.3%, to $319.5 million from $294.9 million for the comparable 2024 period. Net written premiums for the six months ended June 30, 2025 increased by $49.0 million, or 9.0%, to $594.3 million from $545.3 million for the comparable 2024 period.

The increases in direct written premiums and net written premiums are a result of rate increases and new business production. For the six months ended June 30, 2025, average written premium per policy increased 9.0%, 7.2% and 10.6% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2024. Additionally, for the six months ended June 30, 2025, the Company achieved policy count growth across all lines of business, including 0.4%, 2.8% and 3.9% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2024.

Net earned premiums for the quarter ended June 30, 2025 increased by $35.2 million, or 14.2%, to $282.1 million from $246.9 million for the comparable 2024 period. Net earned premiums for the six months ended June 30, 2025 increased by $71.8 million, or 14.9%, to $554.8 million from $483.0 million for the comparable 2024 period. The increase in net earned premium is the result of prior year growth in direct written premiums earning into top-line results.

For the quarter ended June 30, 2025, losses and loss adjustment expenses incurred increased by $21.5 million, or 12.4%, to $194.2 million from $172.7 million for the comparable 2024 period. For the six months ended June 30, 2025, losses and loss adjustment expenses incurred increased by $43.4 million, or 12.7%, to $384.5 million from $341.1 million for the comparable 2024 period. The increase in losses is driven by our larger policy counts and current market conditions, specifically inflationary impacts on our Private Passenger Automobile book of business.

Loss, expense, and combined ratios calculated for the quarter ended June 30, 2025 were 68.8%, 29.3%, and 98.1%, respectively, compared to 70.0%, 29.9%, and 99.9%, respectively, for the comparable 2024 period. The decrease in loss and expense ratios is driven by the increase in net earned premiums. Loss, expense, and combined ratios calculated for the six months ended June 30, 2025 were 69.3%, 29.5%, and 98.8%, respectively, compared to 70.6%, 30.3%, and 100.9%, respectively, for the comparable 2024 period.

Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2025 was $11.2 million compared to $19.4 million for the comparable 2024 period. Total prior year favorable development included pre-tax results for the six months ended June 30, 2025 was $23.5 million compared to $30.4 million for the comparable 2024 period. Included within the 2024 prior year development was $9.7 million related to a restructuring of the Massachusetts Property Insurance Underwriting Association.

Net investment income for the quarter ended June 30, 2025 increased by $2.2 million, or 16.5%, to $15.7 million from $13.5 million for the comparable 2024 period. Net investment income for the six months ended June 30, 2025 increased by $1.6 million, or 5.5%, to $30.3 million from $28.7 million for the comparable 2024 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the investment portfolio was 4.2% for the quarter ended June 30, 2025 compared to 3.9% for the comparable 2024 period. Net effective annualized yield on the investment portfolio was 4.0% for the six months ended June 30, 2025 compared to 3.9% for the comparable 2024 period. The investment portfolio’s duration on fixed maturities was 3.6 years at June 30, 2025 compared to 3.5 years at December 31, 2024.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the quarter ended June 30, 2025, an increase of $7.2 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to a decrease of $3.5 million recognized in the comparable 2024 period. For the six months ended June 30, 2025, an increase of $6.9 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $4.2 million recognized in the comparable 2024 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2024 Form 10-K with the SEC on February 27, 2025 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation, changes in tariffs and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;

●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,231,378 and $1,181,038, allowance for expected credit losses of $1,453 and $1,198)	$1,188,337	$1,115,218
Short-term investments, at fair value (cost: $0 and $19,970)	—	19,975
Equity securities, at fair value (cost: $208,264 and $201,258)	235,352	221,422
Other invested assets	156,419	156,444
Total investments	1,580,108	1,513,059
Cash and cash equivalents	49,409	58,974
Accounts receivable, net of allowance for expected credit losses of $827 and $918	333,014	306,465
Receivable for securities sold	315	568
Accrued investment income	8,682	7,426
Taxes recoverable	1,701	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	32,234	26,386
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	135,626	130,792
Ceded unearned premiums	41,508	41,413
Deferred policy acquisition costs	111,481	105,474
Deferred income taxes	6,452	11,200
Equity and deposits in pools	4,875	3,740
Operating lease right-of-use-assets	13,657	15,733
Goodwill	17,093	17,093
Intangible assets	7,256	7,730
Other assets	20,797	24,037
Total assets	$2,364,208	$2,270,090

Liabilities
Losses and loss adjustment expense reserves	$685,941	$671,669
Unearned premium reserves	659,464	619,916
Accounts payable and accrued liabilities	69,568	77,276
Payable for securities purchased	17,103	6,949
Payable to reinsurers	15,211	19,074
Taxes payable	—	1,009
Short-term debt	—	30,000
Long-term debt	30,000	—
Operating lease liabilities	13,657	15,733
Total liabilities	1,490,944	1,441,626

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 18,051,129 and 17,995,584 shares issued	181	180
Additional paid-in capital	233,391	230,864
Accumulated other comprehensive loss, net of taxes	(32,854)	(51,047)
Retained earnings	822,839	798,760
Treasury stock, at cost: 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	873,264	828,464
Total liabilities and shareholders’ equity	$2,364,208	$2,270,090

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net earned premiums	$282,113	$246,944	$554,803	$482,997
Net investment income	15,724	13,500	30,298	28,731
Earnings from partnership investments	346	2,480	2,458	4,252
Net realized gains on investments	2,131	2,715	6,394	3,207
Change in net unrealized gains on equity securities	7,194	(3,483)	6,923	4,182
Credit loss expense	66	(37)	(255)	(179)
Commission income	2,285	2,027	4,380	3,835
Finance and other service income	6,485	5,637	12,772	10,991
Total revenue	316,344	269,783	617,773	538,016

Losses and loss adjustment expenses	194,232	172,742	384,522	341,141
Underwriting, operating and related expenses	82,796	73,921	163,647	146,188
Other expense	2,047	1,747	4,001	3,584
Interest expense	442	138	546	261
Total expenses	279,517	248,548	552,716	491,174

Income before income taxes	36,827	21,235	65,057	46,842
Income tax expense	7,890	4,599	14,224	10,128
Net income	$28,937	$16,636	$50,833	$36,714

Earnings per weighted average common share:
Basic	$1.95	$1.13	$3.44	$2.49
Diluted	$1.95	$1.13	$3.43	$2.48

Cash dividends paid per common share	$0.90	$0.90	$1.80	$1.80

Number of shares used in computing earnings per share:
Basic	14,744,968	14,698,770	14,731,843	14,682,937
Diluted	14,782,244	14,722,209	14,763,732	14,709,398

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$28,937	$16,636	$50,833	$36,714
Exclusions from net income:
Net realized gains on investments	(2,131)	(2,715)	(6,394)	(3,207)
Change in net unrealized gains on equity securities	(7,194)	3,483	(6,923)	(4,182)
Credit loss expense	(66)	37	255	179
Income tax benefit	1,972	(169)	2,743	1,514
Non-GAAP operating income	$21,518	$17,272	$40,514	$31,018

Net income per diluted share	$1.95	$1.13	$3.43	$2.48
Exclusions from net income:
Net realized gains on investments	(0.14)	(0.18)	(0.43)	(0.22)
Change in net unrealized gains on equity securities	(0.49)	0.24	(0.47)	(0.28)
Credit loss expense	-	-	0.02	0.01
Income tax benefit	0.13	(0.01)	0.19	0.10
Non-GAAP operating income per diluted share	$1.45	$1.18	$2.74	$2.09

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Written Premiums
Direct	$345,829	$315,511	$644,799	$582,850
Assumed	5,675	8,325	12,480	17,763
Ceded	(32,029)	(28,901)	(63,024)	(55,383)
Net written premiums	$319,475	$294,935	$594,255	$545,230

Earned Premiums
Direct	$308,901	$265,908	$605,720	$517,792
Assumed	5,286	7,997	12,011	16,965
Ceded	(32,074)	(26,961)	(62,928)	(51,760)
Net earned premiums	$282,113	$246,944	$554,803	$482,997